Nowigence

01/16/2019

CONSENT TO ACTION BY
BOARD OF DIRECTORS OF
NOWIGENCE INC.

Resolution Number: 201901

The Board of Directors of Nowigence Inc, a New York Corporation, adopts the following resolution by written voting without meeting, as authorized by the Corporation Law of the State of New York.

"RESOLVED THAT Nowigence Inc. By Laws Article V, Section 10 is approved for modification as below:

Section 10. VOTING BY SHAREHOLDERS.

The Shareholders may vote by voice or ballot provided their own election for Directors must be by voice only if demanded by any Shareholder before the voting has begun. Only persons in whose name's shares entitled to vote stand on the stock records of the corporation on the day of any meeting of Shareholders, unless some other day be fixed by the Board of Directors for the determination of Shareholders of record, and then on such other day, shall be entitled to vote at such meeting.

Vote Required. Each stockholder shall have one vote for each share of capital stock entitled to vote held of record by such stockholder, and a proportionate vote for each fractional share so held, unless otherwise provided in the Certificate of Incorporation. When a quorum is present at any meeting, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question (including but not limited to the election of Directors) is one upon which by express provisions of an applicable law or of the Certificate of Incorporation or these Bylaws a different vote is required, in which case such express provision shall govern and control the decision of such question.

Where a separate vote by class or series, or classes or series, is required, the affirmative vote of the majority of outstanding shares of such class or series, or classes or series, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to that vote on that matter and, in all matters other than the election of Directors, the affirmative vote of the majority of shares of such class or series, or classes or series, present in person or represented by proxy at the meeting shall be the act of such class or series, or classes or series, unless the question is one upon which by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such

question. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Directors. This Corporation is authorized to issue one hundred million (100,000,000) shares of Class A & B Common Stock, par value $0.00001 per share (the "Class A Common Stock"), sixty million (60,000,000) shares of Class A common stock par value $0.00001 per share and (the "Class B Common Stock"), forty million (40,000,000) shares of Class B common stock, par value $0.00001 per share, and together with the Class A, B are Common Stock, the "Common Stock"). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class. Common Stock. A statement of the designations of each class of Common Stock and the powers, preferences and rights and qualifications, limitations or restrictions thereof is as follows: Voting Rights. (i) Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation. (ii) Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.(iii) Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. (iv) If the shareholder owns Class B Common Stock issued to their names and decides to sell the shares then the shares sold will automatically convert to Class A common stock.

Written consent was received as approved from the following Board Members: Unanimous
Mr. George Earle, Ms. Tracy Metzger, Mr. Carson Tao, Mr. Andrew Nicoll, Mr. David Evans, Ms, Ozlem Uzuner, Mr. Anoop Bhatia

Date: 01/16/2019

Anoop Bhatia
Chairman and Chief Executive Officer